Exhibit 99.1

Sigma Labs Appoints Murray Williams as Chief Financial Officer

Brings Two Decades of Experience in Financial Management and Entrepreneurship

SANTA FE, N.M. – July 21, 2016 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a developer of advanced, in process, non-destructive quality inspection systems for metal-based additive manufacturing (“AM”) and other advanced manufacturing technologies, today announced that it has hired Murray Williams to serve as the Company’s Chief Financial Officer, effective as of July 18, 2016. Williams, who has served on the board of directors of fifteen public and private companies, was one of the founders of Buy.com – where he served as its Chief Financial Officer and Vice President of Business Development. In addition, he founded and is the President and CEO of FA Corp, a consulting firm that specializes in taking companies public and managing their accounting, finance, legal and SEC financial reporting functions.

“It gives me great pleasure to announce Murray’s decision to join Sigma Labs, where I know he’ll begin making a meaningful contribution from day one,” said Mark Cola, President and CEO of Sigma Labs. “Murray’s years of experience in all aspects of finance and business development – along with his unique knowledge of growing early-stage, technology-driven enterprises – bolsters Sigma Labs as we move into the next phase of our development. Having a professional like Murray on board clearly validates where we believe the future lies not only for Sigma Labs but for the AM industry in general. He will assist us in achieving our potential as we focus on faster growth and a path to profitability.”

Biography

Williams received double-major degrees in accounting and real estate from the University of Wisconsin-Madison in 1992. He was then employed with KPMG until 1997, when he became one of five founding members of Buy.Com, Inc. and served as its chief financial officer and VP of business development. At Buy.com, he created and managed the accounting, finance, legal, business development and human resource departments, growing the company from five employees to 350 employees and $1 billion in sales over three years. Williams took the company public in February, 2000 with a $2 billion valuation. Following Buy.Com’s sale in 2001, he consulted for Newport Capital Holdings and then, in 2003, founded FA Corp, a consulting firm. He has served on the board of directors of fifteen public and private companies and was the chairman of the audit committee on most.

About Sigma Labs, Inc.

Sigma Labs, Inc. develops and engineers advanced, in-process, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for metal-based additive manufacturing or 3D printing, and other advanced manufacturing technologies.  For more information please visit www.sigmalabsinc.com.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com

646-438-9385